Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the historical consolidated financial statements of Jacobs Engineering Group Inc. (the “Company” or “Jacobs”) and CH2M Hill Companies Ltd. (“CH2M”) adjusted to give effect to the Merger and the Financing Transactions (each term as defined below).

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and gives effect to events that are (1) directly attributable to the Merger and the Financing Transactions, (2) factually supportable and (3) with respect to the statement of earnings, expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined balance sheet as of September 29, 2017 combines the audited consolidated balance sheet of Jacobs and the unaudited consolidated balance sheet of CH2M as of September 29, 2017 and gives effect to the Merger and the Financing Transactions as if they had occurred on September 29, 2017.

The unaudited pro forma condensed combined statement of earnings for the year ended September 29, 2017 combines Jacobs’ audited consolidated statement of earnings for the year ended September 29, 2017 with CH2M’s unaudited consolidated statement of operations for the twelve month period ended September 29, 2017. For purposes of the unaudited pro forma condensed combined statement of earnings for the year ended September 29, 2017, the historical CH2M amounts were derived by subtracting the unaudited consolidated statement of operations for the nine months ended September 30, 2016 from the audited consolidated statement of operations for the fiscal year ended December 30, 2016, and combining it with the unaudited consolidated statement of operations for the nine months ended September 29, 2017. The unaudited pro forma condensed combined statement of earnings gives effect to the Merger and the Financing Transactions as if they had occurred on October 1, 2016.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	the separate audited consolidated financial statements of Jacobs as of and for the year ended September 29, 2017 and the related notes and the independent auditor’s report thereon, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2017;

•	the separate audited consolidated financial statements of CH2M as of and for the fiscal year ended December 30, 2016 and the related notes and the independent auditor’s report thereon, included in the Company’s registration statement on Form S-4 dated September 19, 2017, as amended; and

•	the separate unaudited condensed consolidated financial statements of CH2M as of and for the nine months ended September 29, 2017 and the related notes included in CH2M’s Quarterly Report on Form 10-Q for the three and nine months ended September 29, 2017.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Merger and the Financing Transactions had been completed as of the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Jacobs and CH2M or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The pro forma adjustments represent Jacobs and CH2M management’s best estimates and are based upon current available information and certain assumptions that Jacobs and CH2M believe are reasonable under the circumstances. The final valuation may materially change the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to Note 3 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 4 for more information on the basis of presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 29, 2017

	As of September 29, 2017						As of September 29, 2017
	Jacobs (Historical)	CH2M (Historical)	Reclassification Adjustments (Note 4)	Pro Forma Adjustments			Pro Forma Combined
		(unaudited)
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$774,151	$145,292	$—	$(89,455)	7	(a)	$829,988
Receivables	2,102,543	—	1,189,741	—			3,292,284
Client accounts	—	624,164	(624,164)	—			—
Unbilled revenue	—	532,212	(532,212)	—			—
Other	—	11,062	(11,062)	—			—
Income tax receivable	—	22,303	(22,303)	—			—
Prepaid expenses and other	119,486	83,032	276	(3,809)	7	(b)	198,985
Current assets of discontinued operations	—	276	(276)	—			—

Total current assets	2,996,180	1,418,341	—	(93,264)			4,321,257

Property, Equipment and Improvements, net	349,911	229,582	—	(2,149)	7	(c)	577,344
Other Noncurrent Assets:
Goodwill	3,009,826	512,528	—	2,049,312	7	(d)	5,571,666
Intangibles, net	332,920	26,813	—	576,138	7	(e)	935,871
Miscellaneous	692,022	—	510,588	(137,611)	7	(f)	1,064,999
Deferred income taxes	—	332,512	(332,512)	—			—
Employee benefit plan assets and other	—	95,969	(95,969)	—			—
Investments in unconsolidated affiliates	—	82,107	(82,107)	—			—

Total other noncurrent assets	4,034,768	1,049,929	—	2,485,839			7,572,536

	$7,380,859	$2,697,852	$—	$2,392,426			$12,471,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable	$3,071	$2,249	$—	$(2,249)	7	(g)	$3,071
Accounts payable	683,605	—	362,368	117,747	7	(h)	1,163,719
Accounts payable and accrued subcontractor costs	—	368,857	(368,857)	—			—
Accrued liabilities	939,687	—	464,726	3,626	7	(i)	1,408,039
Accrued payroll and employee related liabilities	—	274,312	(274,312)	—			—
Other accrued liabilities	—	183,003	(183,003)	—			—
Current liabilities of discontinued operations	—	922	(922)	—			—
Billings in excess of costs	299,864	194,147	—	—			494,011

Total current liabilities	1,926,227	1,023,490	—	119,123			3,068,840

Long-term Debt	235,000	539,748	—	1,670,779	7	(j)	2,445,527
Other Deferred Liabilities	732,281	92,212	364,327	(59,519)	7	(k)	1,129,301
Long term employee related liabilities	—	286,407	(286,407)	—			—
Long term liabilities of discontinued operations	—	77,920	(77,920)	—			—
Commitments and Contingencies
Stockholders’ Equity:
Capital Stock:
Preferred stock	—	48	—	(48)	7	(l)	—
Common stock	120,386	246	—	20,634	7	(l) 7(m)	141,266
Additional paid-in capital	1,239,782	137,167	—	1,229,357	7	(l) 7(m)	2,606,306
Retained earnings	3,721,698	691,027	—	(758,314)	7	(n)	3,654,411
Accumulated other comprehensive loss	(653,514)	(148,782)	—	148,782	7	(l)	(653,514)

Total stockholders’ equity	4,428,352	679,706	—	640,411			5,748,469
Noncontrolling interests	58,999	(1,631)	—	21,631	7	(o)	78,999

Total Group stockholders’ equity	4,487,351	678,075	—	662,042			5,827,468

	$7,380,859	$2,697,852	$—	$2,392,426			$12,471,137

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

FOR THE YEAR ENDED SEPTEMBER 29, 2017

	For the Year Ended September 29, 2017					For the Year Ended September 29, 2017
	Jacobs (Historical)	CH2M (Historical)	Pro Forma Adjustments			Pro Forma Combined
		(unaudited)
	(in thousands, except per share information)
Revenues	$10,022,788	$5,081,021	$—			$15,103,809
Equity in earnings of joint ventures and affiliated companies	—	38,282	(3,393)	8	(a)	34,889
Costs and Expenses:
Direct cost of contracts	(8,250,536)	(4,099,760)	(17,808)	8	(b)	(12,368,104)
Selling, general and administrative expenses	(1,379,983)	(809,240)	(25,116)	8	(b) 8(c) 8(d) 8(e)	(2,214,339)

Operating profit	392,269	210,303	(46,317)			556,255
Other Income (Expense):
Interest income	8,748	563	—			9,311
Interest expense	(12,035)	(34,000)	(26,412)	8	(f)	(72,447)
Loss on disposal of business and investments	10,880	—	—			10,880
Miscellaneous (expense) income, net	(6,645)	—	—			(6,645)

Total other income (expense), net	948	(33,437)	(26,412)			(58,901)

Earnings before taxes	393,217	176,866	(72,729)			497,354
Income tax (expense) benefit	(105,842)	(8,456)	23,273	8	(g)	(91,025)

Net earnings of the group from continuing operations	287,375	168,410	(49,456)			406,329
Net earnings attributable to noncontrolling interests	6,352	(8,674)	—			(2,322)

Net earnings attributable to the company from continuing operations	$293,727	$159,736	$(49,456)			$404,007

Net Earnings Per Share:
Basic	$2.43					$2.88

Diluted	$2.42					$2.86

Weighted Average Shares Outstanding:
Basic	119,370		20,913	8	(h)	140,283
Diluted	120,147		21,111	8	(h)	141,258

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger

On December 15, 2017, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 1, 2017, by and among the Company, CH2M and Basketball Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Jacobs (“Merger Sub”), CH2M merged with and into Merger Sub, with CH2M continuing as the surviving company (the “Merger”). As a result of the Merger, CH2M became a direct, wholly-owned subsidiary of Jacobs.

At the effective time of the Merger (the “Effective Time”), each share of CH2M common stock issued and outstanding immediately prior to the Effective Time (including shares of CH2M preferred stock deemed converted to shares of common stock immediately prior to the Effective Time but excluding shares of CH2M common stock owned by (i) Jacobs, CH2M or any of their wholly-owned subsidiaries and (ii) any person who was entitled to and properly demanded statutory appraisal of his, her or its shares of CH2M common stock under Delaware law) received per share consideration, at the election of the holder thereof, equal to (i) a combination of $52.85 in cash and 0.6677 shares of Jacobs common stock, (ii) $88.08 in cash or (iii) 1.6693 shares of Jacobs common stock. Each outstanding share of CH2M preferred stock was deemed converted into shares of CH2M common stock in accordance with the Certificate of Designation for such preferred stock, and such shares were also automatically converted into the right to receive, at the election of the holder thereof, the same merger consideration.

The issued and outstanding shares of CH2M preferred stock, including an amount equal to all dividends that would have been payable during the period from the date of issuance through the fifth anniversary of the original issuance of such shares of CH2M preferred stock, converted into issued and outstanding shares of CH2M common stock immediately prior to the Effective Time. For pro forma financial information purposes, the CH2M preferred stock and associated dividends have been treated as having been converted to CH2M common stock and entitling the holders thereof to receive the merger consideration paid to CH2M stockholders as described above at the pro forma balance sheet date.

Immediately prior to the Effective Time, the outstanding equity awards of CH2M were treated as follows:

•	Other than Assumed Restricted Stock Units and Assumed Performance Stock Units (each as defined below), each outstanding option, restricted stock unit, phantom stock award or other equity or equity-based award in respect of CH2M common stock (collectively, “CH2M Accelerated Equity Awards”) vested (treating any performance-based vesting condition as having been attained at “target”). CH2M Accelerated Equity Awards (other than outstanding shares subject to a right of repurchase in favor of CH2M or risk of forfeiture (“Restricted Shares”)) were cancelled in exchange for a cash payment determined in accordance with the terms of the Merger Agreement.

•	Each Restricted Share vested and was converted into the right to receive, at the election of the holder thereof, the merger consideration described above with respect to each outstanding share of CH2M common stock.

•	Each restricted stock unit granted under CH2M’s Amended and Restated Long-Term Incentive Plan after February 28, 2017 and held by an employee of CH2M who will continue to be employed by Jacobs after the closing of the Merger (a “Continuing Employee”) (each, an “Assumed Restricted Stock Unit”) was converted into a restricted stock unit in respect of Jacobs common stock based on the exchange ratio set forth in the Merger Agreement on the same terms and conditions (including applicable vesting requirements) under the Amended and Restated Long-Term Incentive Plan and award agreement evidencing such Assumed Restricted Stock Unit.

•	Each performance stock unit granted under CH2M’s Amended and Restated Long-Term Incentive Plan after February 28, 2017 and held by a Continuing Employee (each, an “Assumed Performance Stock Unit”) was converted into a restricted stock unit in respect of Jacobs common stock based on the exchange ratio set forth in the Merger Agreement, with all applicable performance goals deemed achieved at “target”, in accordance with the terms of the Amended and Restated Long-Term Incentive Plan and award agreement evidencing such Assumed Performance Stock Unit (and will vest in substantially equal installments on each of the first three anniversaries of the original date of grant, subject to accelerated vesting, if any, provided in the Amended and Restated Long-Term Incentive Plan or award agreement evidencing such Assumed Performance Stock Unit).

No fractional shares of Jacobs common stock were issued in the Merger, and stockholders of CH2M common stock converted in the Merger received cash in lieu of any fractional shares (after aggregating all shares delivered by each such stockholder pursuant to the Merger).

Each of CH2M’s executive officers entered into a change of control agreement with CH2M (the “CoC Agreements”). Under the CoC Agreements, CH2M will provide certain benefits in the event of a qualifying termination of employment (i.e., the termination of the executive’s employment by CH2M other than for “cause” or by the executive for “good reason,” each as defined in the CoC Agreements) that occurs within the 24-month period commencing upon a “change of control.” The Merger constitutes a “change of control” under the CoC Agreements. The unaudited pro forma condensed combined financial information includes payments expected to be made to CH2M’s Chief Executive Officer, Jacqueline C. Hinman, CH2M’s Executive Vice President, General Counsel and Secretary, Thomas M. McCoy, CH2M’s Executive Vice President and Chief Financial Officer, Gary L. McArthur, CH2M’s President of the National Governments Client Sector, Terry Ruhl, CH2M’s President of the Private Client Sector, Matthew Sutton, CH2M’s Vice President of Project Delivery, Blake Jeffcoat and CH2M’s Vice President and Director of Corporate Development, Thomas Pennella, for base salary and bonus severance, incentive plans, retirement plan contributions and single and double trigger equity awards under these CoC Agreements as part of merger consideration or post-combination expense, as dictated by GAAP.

Jacobs considered the guidance in FASB ASC 805 to determine which payments should be accounted for as part of consideration transferred and which portion should be accounted for as post-combination compensation expense and to what extent the amounts should be reflected in the pro forma financial information presented. Such payments under the CH2M CoC Agreements comprise cash for base salary and bonus severance, Annual Incentive Plan bonus and retirement plan contributions, as well as the acceleration of outstanding single trigger and double trigger equity awards, as further described below.

Jacobs performed an analysis of the one-time cash payments for salary, retirement vesting and benefits and determined that such payments should be reflected as post-combination compensation expense. Consequently, payments to those executives to whom payments under the respective agreements are deemed to be probable have been included in the Unaudited Pro Forma Condensed Combined Balance Sheet as an adjustment to cash and retained earnings to the extent that such amounts were paid upon closing of the Merger and do not relate to pre-combination service periods. No pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings have been included for these payments, as they were determined to have no continuing impact on the registrant’s results of operations.

Payments related to single trigger equity awards consisting of value based Long-Term Incentive Plan awards and certain equity instruments (primarily stock options) have been determined to be a component of consideration transferred in the Unaudited Pro Forma Condensed Combined Balance Sheet, as pursuant to the terms of their respective underlying agreements, they were accelerated and redeemed upon the change of control, with no pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings, as they were determined to have no continuing impact on the registrant’s results of operations.

Payments related to double trigger equity awards that were redeemed or replaced pursuant to the Merger Agreement have been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as (i) allocated between consideration transferred to the extent such amounts have been determined to relate to pre-combination service periods, and (ii) as an adjustment to cash and retained earnings for the remainder, which are treated as a charge to post-combination compensation expense. Pro forma adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings have been included only in relation to replacement awards issued, which have been determined to have a continuing impact on the registrant’s results of operations.

2. Description of the Financing Transactions

On September 28, 2017, the Company entered into (x) a $1.5 billion senior unsecured delayed draw term loan facility (the “Term Loan Facility”) with a syndicate of financial institutions as lenders and letter of credit issuers and BNP Paribas as administrative agent, TD Bank, N.A. and U.S. Bank National Association as co-documentation agents, BNP Paribas Securities Corp., The Bank of Nova Scotia and Wells Fargo Securities, LLC as joint book runners and joint arrangers and (y) a Second Amendment to Amended and Restated Credit Agreement (the “Amendment”) among the Company, the designated borrowers specified therein, the lenders party thereto and Bank of America, N.A., as administrative agent.

On December 15, 2017, the Company borrowed $1.5 billion of delayed draw term loans under the Term Loan Facility and $400 million of revolving loans under the Amended and Restated Credit Agreement in order to finance a portion of the cash component of the merger consideration, the repayment of CH2M’s outstanding indebtedness and other transaction expenses. In addition, the Company borrowed $300 million of revolving loans under the Amended and Restated Credit Agreement, which it used to pay related transaction fees and for general working capital purposes. The Term Loan Facility has been previously filed with, and is described in, Jacobs’s Current Reports on Form 8-K dated September 28, 2017 and December 15, 2017. The Amended and Restated Credit Agreement has been previously filed with, and is described in, Jacobs’s Current Reports on Form 8-K dated February 11, 2014, March 4, 2015, September 28, 2017 and December 15, 2017.

Substantially all of CH2M’s outstanding indebtedness was repaid or satisfied and discharged at the Effective Time.

We refer to the foregoing transactions as the “Financing Transactions.”

3. Basis of Presentation

This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with Jacobs as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurements, and based on the historical consolidated financial statements of Jacobs and CH2M. Under ASC 805, all assets acquired, liabilities assumed and noncontrolling interest in the acquiree are required to be recognized and measured as of the acquisition date at fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of merger consideration over the fair value of assets acquired, liabilities assumed and noncontrolling interest, if any, is allocated to goodwill. The determination of the estimated fair value of CH2M’s assets to be acquired, liabilities to be assumed and noncontrolling interest presented herein has been made for the purpose of developing the unaudited pro forma condensed combined financial information. Jacobs has not completed the detailed valuation work necessary to finalize the required estimated fair values of CH2M’s assets to be acquired, liabilities to be assumed and noncontrolling interest. The final determination of such fair value will be determined after completion of an analysis to determine the fair value of CH2M’s net assets and liabilities. This final determination may materially affect the fair values assigned to the assets, liabilities and noncontrolling interest, and could result in a material change to this unaudited pro forma condensed combined financial information.

Additionally, the accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Jacobs’ audited consolidated financial statements as of and for the year ended September 29, 2017. Following the consummation of the Merger, Jacobs has began to perform a comprehensive review of CH2M’s accounting policies. As a result of the review, Jacobs may identify additional differences between the accounting policies of the two companies, which, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. Based on a preliminary analysis, Jacobs has identified a policy difference between Jacobs and CH2M related to investments in certain of the two companies’ respective unconsolidated joint venture entities. Under the provisions of ASC Topic 810, Consolidation, Jacobs elects to account for such entities using proportionate consolidation, when such entities meet the criteria for such treatment, while CH2M elects to account for all such entities using the equity method of accounting. Determining the impact of aligning CH2M’s policy related to such entities with respect to the unaudited pro forma condensed combined financial information requires a detailed analysis of the facts and circumstances of each entity. This analysis is in progress and has not been completed. Based on its preliminary analysis, Jacobs has not identified any differences, including this one, that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information have no adjustments for differences in accounting policies.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Jacobs and CH2M or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

4. Reclassification Adjustments

Certain reclassification adjustments have been made to the unaudited pro forma condensed combined financial information to conform CH2M’s consolidated balance sheet as of September 29, 2017 to Jacobs’ presentation.

The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform CH2M’s presentation to that of Jacobs due to limitations on the availability of information as of the date of this document. Additional reclassification adjustments may be identified as more information becomes available.

5. Deconsolidation of Chalk River Joint Venture

Due to the closing of the acquisition of WS Atkins plc. by SNC-Lavalin Group Inc. on July 3, 2017, both of whom were partners with CH2M in a joint venture (the “Chalk River Joint Venture”) through which CH2M is executing a large Canadian nuclear project within CH2M’s National Governments sector, CH2M concluded that it is no longer the primary beneficiary of the Chalk River Joint Venture, and therefore it deconsolidated the joint venture commencing with its third quarter 2017 consolidated financial statements. The unaudited pro forma condensed combined financial information includes the deconsolidation of the investment for the periods presented in the historical CH2M amounts.

6. Calculation of Merger Consideration and Preliminary Purchase Price Allocation

            Merger Consideration

The merger consideration was $3.1 billion. The merger consideration was determined by reference to the fair value on the date the Merger Agreement was executed. The calculation of merger consideration is as follows:

	Shares	Per Share	Total
	(dollars and shares in thousands, except per share amounts)
Cash paid for outstanding CH2M common and preferred stock (1) (3)			$1,643,468
Shares of Jacobs’ common stock issued to CH2M’s common stockholders (1)	20,740	$66.19	1,372,788
Jacobs’ equity awards for CH2M’s equity awards (2) (5)	86		8,408
Cash to be paid for settlement of CH2M’s other equity awards (2) (4)			117,747

Merger consideration			$3,142,411

(1)	CH2M’s stockholders had the option to elect to receive cash consideration of $88.08, stock consideration of 1.6693 shares of Jacobs common stock or consideration of cash of $52.85 and 0.6677 shares of Jacobs common stock, subject to proration such that the aggregate consideration paid to CH2M stockholders in the Merger approximately equaled 60% cash and 40% Jacobs common stock. The $66.19 per share amount reflects Jacobs’ closing stock price on the date of the merger closing.

(2)	Consideration for settlement of CH2M outstanding equity awards consists of a cash component and Jacobs equity award component. The portion of the equity awards not settled in cash are settled by the issuance of Jacobs equity awards with similar terms.

(3)	CH2M shares used to determine the cash paid:

	Shares	Per Share	Total
	(dollars and shares in thousands, except per share amounts)
Basic shares outstanding of common stockholders	24,605	$88.08	$2,167,200
Shares outstanding of preferred stockholders	4,822	$88.08	424,687
Dividends due to preferred stockholders	1,681	$88.08	148,068

			$2,739,955
Cash split			60%

			$1,643,468

The per share amount used to determine the cash amount paid and shares issued as consideration was partially based on Jacobs’ volume weighted average trading price for the five days preceding and including July 31, 2017 ($52.76 per share) in accordance with the Merger Agreement.

(4)	Cash paid for settlement of CH2M’s stock-based compensation awards:

Total
(dollars in thousands)
LTIP single trigger cash paid (a)(c)	$20,123
Value of other cash settled equity awards (b)(c)	97,624

$117,747

(a)	Value based LTIP payments are single trigger and meet the criteria under ASC 805 to be accounted for as part of merger consideration. The amount of the value based LTIP awards payments were calculated based on the terms of the LTIP agreements for eligible CH2M participants at 100% of target in accordance with the Merger Agreement.

(b)	This amount includes single-trigger equity awards.

	Shares	Per Share	Total
	(dollars and shares in thousands, except per share amounts)
Stock appreciation rights	12	$97.53	$1,150
Phantom stock	12	$97.53	1,218
Stock options	910	$97.53	88,796
Restricted stock units	27	$97.53	2,635
Other preferred stock tracking awards	39	$97.53	3,825

			$97,624

The settlement of CH2M outstanding equity awards was at $97.53 which was partially based upon the volume weighted average trading price of Jacobs’ common stock for the ten consecutive trading days ending on the third complete trading day prior to and excluding the closing date, in accordance with the Merger Agreement.

(c)	The above amounts include single trigger payments which were paid to CH2M’s Chief Executive Officer, Jacqueline C. Hinman, CH2M’s Executive Vice President, General Counsel and Secretary, Thomas M. McCoy, CH2M’s Executive Vice President and Chief Financial Officer, Gary L. McArthur, CH2M’s President of the National Governments Client Sector, Terry Ruhl, CH2M’s President of the Private Client Sector, Matthew Sutton, CH2M’s Vice President of Project Delivery, Blake Jeffcoat and CH2M’s Vice President and Director of Corporate Development, Thomas Pennella, pursuant to their respective CoC Agreements.

(5)	Jacobs’ equity awards and cash for CH2M’s equity awards represents the portion of the double trigger restricted stock units (“RSUs”) and performance stock units (“PSUs”) that were vested and represent pre-combination expense. 86,000 shares were vested and represent pre-combination expense/merger consideration at September 29, 2017. Refer to Note 8(c) for details on the portion of the RSUs and PSUs that relate to post-combination expense accounted for outside of merger consideration.

            Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, liabilities assumed and noncontrolling interest of CH2M are recognized and measured as of the acquisition date at fair value and added to those of Jacobs. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management estimates and have been prepared to illustrate the estimated effect of the Merger. The final determination of fair value is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. These additional analyses and final valuations may result in changes to the estimates of fair value set forth below, and such changes may be material.

The following table sets forth a preliminary allocation of the merger consideration to the identifiable tangible and intangible assets acquired, liabilities assumed and noncontrolling interest of CH2M based on CH2M’s consolidated balance sheet as of September 29, 2017, with the excess recorded as goodwill:

(dollars in thousands)
Current assets	$1,377,532
Property, equipment and improvements	227,433
Goodwill (1)	2,561,840
Intangibles	602,951
Other noncurrent assets	372,977

5,142,733
Current liabilities	1,019,012
Long-term debt	564,290
Other deferred liabilities	397,020

1,980,322
Noncontrolling interests	20,000

Merger consideration	$3,142,411

(1)	Goodwill represents the excess of the merger consideration over the fair value of the underlying net assets acquired. Goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

7. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Reflects the Financing Transactions to fund a portion of the merger consideration as described in Note 2 and the payments of transaction and financing costs.

(dollars in thousands)
Cash proceeds of the Financing Transactions	$2,201,300
Cash consideration paid	(1,643,468)
Cash paid to extinguish CH2M’s Revolving Credit Facility and Second Lien Notes (inclusive of $20 million prepayment penalty and accrued interest)	(567,049)
Transaction costs paid	(80,238)

Net adjustment to cash	$(89,455)

(b)	Reflects the elimination of debt financing fees related to CH2M’s Revolving Credit Facility of $3.8 million. Debt financing fees of $10.2 million in total have been eliminated. In this adjustment, $3.8 million have been removed from prepaid expenses and other assets, $1.9 million have been removed from miscellaneous as described in Note 7(f) below and $4.5 million have been removed from long-term debt as described in Note 7(j) below.

(c)	Reflects the purchase accounting adjustment for property, equipment and improvements based on the acquisition method of accounting. Refer to Note 10 for additional information.

(dollars in thousands)
Elimination of CH2M’s property, equipment and improvements—carrying value	$(229,582)
Property, equipment and improvements—fair value	227,433

Net adjustment to property, equipment and improvements	$(2,149)

(d)	Reflects the elimination of CH2M’s goodwill and the capitalization of the preliminary goodwill for the merger consideration in excess of the fair value of the net assets acquired in connection with the Merger. Refer to Note 6 for additional information.

(dollars in thousands)
Elimination of CH2M’s goodwill	$(512,528)
Capitalization of preliminary goodwill in connection with the Merger	2,561,840

Net adjustment to goodwill	$2,049,312

(e)	Reflects the preliminary purchase accounting adjustments for estimated intangibles based on the acquisition method of accounting. Refer to Note 9 for additional information.

(dollars in thousands)
Elimination of CH2M’s intangibles—carrying value	$(26,813)
Intangibles—fair value	602,951

Net adjustment to intangibles	$576,138

The Company is continuing to evaluate its preliminary purchase accounting and could identify additional intangible assets and/or liabilities as additional information is made available.

(f)	Reflects the elimination of debt financing fees related to CH2M’s Revolving Credit Facility, the purchase accounting adjustment for the investment in unconsolidated subsidiaries based on the acquisition method of accounting and adjustments to deferred tax assets (“DTAs”) and liabilities (“DTLs”) resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based upon a blended statutory rate of 32%.

(dollars in thousands)
Elimination of debt financing fees on CH2M’s Revolving Credit Facility (1)	$(1,905)
Elimination of CH2M’s investment in unconsolidated subsidiaries—carrying value	(82,107)
Investment in unconsolidated subsidiaries—fair value	132,000
Capitalization of net DTL (2)	(185,599)

Net adjustment to miscellaneous	$(137,611)

(1)	Debt financing fees of $10.2 million in total have been eliminated. In this adjustment, $1.9 million have been removed from miscellaneous. $3.8 million have been removed from prepaid expenses and other assets as described in Note 7(b) above and $4.5 million have been removed from long-term debt as described in Note 7(j) below.
(2)	Deferred tax liabilities have been recognized at an estimated blended statutory rate of 32% associated with the net increase in estimated amortizable identifiable intangible assets, the net increase in investment in unconsolidated subsidiaries, the net increase in noncontrolling interests, the increase in property, equipment and improvements due to purchase accounting and the write-off of unamortized debt financing fees and deferred rent. The blended statutory tax rate is driven by the anticipated geographic mix of taxable earnings for the combined company, driven by statutory tax rates in the U.S. partly offset by the inclusion of taxable earnings from non-U.S. jurisdictions with lower tax rates. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statement of earnings is being presented, and therefore do not consider or contemplate effects of U.S. tax reform legislation enacted on December 22, 2017.

(g)	Reflects the payment of the current portion of CH2M’s Revolving Credit Facility and the CH2M Second Lien Notes of $2.2 million.

(h)	Reflects the amount to be paid to settle CH2M’s equity awards of $117.7 million.

(i)	Reflects the elimination of the current portion of CH2M’s deferred rent and the payments of CH2M’s accrued interest and transaction costs as of September 29, 2017.

(dollars in thousands)
Elimination of CH2M’s deferred rent (1)	$(4,478)
Payment of CH2M’s accrued interest	(9,737)
Payment of accrued change of control and other severance payments (2)	32,460
Payment of transaction related costs accrued as of September 29, 2017	(14,619)

Net adjustment to accrued liabilities	$3,626

(1)	Deferred rent of $45.7 million in total has been eliminated ($4.5 million from accrued liabilities and $41.2 million from other deferred liabilities).
(2)	Change of control payment amounts include double trigger cash payments for base salary and bonus severance, Annual Incentive Plan bonus, retirement plan contributions and double trigger equity awards, which were paid to CH2M’s Chief Executive Officer, Jacqueline C. Hinman, CH2M’s Executive Vice President, General Counsel and Secretary, Thomas M. McCoy, and CH2M’s Executive Vice President and Chief Financial Officer, Gary L. McArthur, CH2M’s President of the National Governments Client Sector, Terry Ruhl, CH2M’s President of the Private Client Sector, Matthew Sutton, CH2M’s Vice President of Project Delivery, Blake Jeffcoat and CH2M’s Vice President and Director of Corporate Development, Thomas Pennella, pursuant to their respective CoC Agreements.

(j)	Reflects the recognition of the noncurrent portion of the Financing Transactions (net of unamortized debt financing fees) to fund the Merger, the elimination of debt financing fees related to CH2M’s Second Lien Notes and the payment of the noncurrent portion of CH2M’s Revolving Credit Facility and the CH2M Second Lien Notes.

(dollars in thousands)
New borrowings (1)	$2,201,300
Elimination of debt financing fees on CH2M’s Second Lien Notes (2)	4,542
Payment of CH2M’s Revolving Credit Facility and Second Lien Notes (3)	(535,063)

Net adjustment to long-term debt	$1,670,779

(1)	New borrowings of $2.2 million in total have been recognized.
(2)	Debt financing fees of $10.2 million in total have been eliminated. In this adjustment, $4.5 million have been removed from long-term debt. $3.8 million have been removed from prepaid expenses and other assets as described in Note 7(b) above and $1.9 million have been removed from miscellaneous as described in Note 7(f) above.
(3)	CH2M’s Revolving Credit Facility and CH2M’s Second Lien Notes (the “CH2M Second Lien Notes”) of $537.3 million in total were paid in connection with the Merger. In this adjustment, $535.1 million has been recognized in long-term debt and $2.2 million has been recognized in notes payable as described in Note 7(g) above.

(k)	Reflects the elimination of the noncurrent portion of CH2M’s deferred rent and the recording of CH2M’s above market leases preliminarily identified in purchase accounting.

(dollars in thousands)
Elimination of CH2M’s deferred rent	$(41,164)
Pension plans—fair value	(27,972)
Intangibles—fair value	9,617

$(59,519)

(l)	Reflects the elimination of CH2M’s historical preferred stock, common stock, additional paid-in capital and accumulated other comprehensive loss.

(m)	Reflects the stock consideration component of the Merger ($20.7 million in common stock and $1,360.5 million in additional paid-in capital) and $8.4 million for the consideration attributable to the replacement of CH2M’s outstanding equity awards, as described in Note 6 above.

(n)	Reflects the payment of transaction costs and the elimination of CH2M’s retained earnings after adjustment.

(dollars in thousands)
Payment of transaction related costs not accrued as of September 29, 2017 (1)	$(28,619)
Change of control and other severance payments and stock issued in lieu of payments	(38,668)
Elimination of CH2M’s retained earnings after adjustments (2)	(691,027)

Net adjustment to retained earnings	$(758,314)

(1)	Jacobs and CH2M incurred a total of $91.5 million in transaction related costs. These costs consist of legal advisory, financial advisory, accounting, consulting and financing costs and are not reflected in the unaudited pro forma condensed combined statements of earnings because they do not have a continuing effect on the combined company. Of the $91.5 million of transaction related costs, $14.6 million was accrued on the balance sheet as of September 29, 2017. Approximately $28.6 million has been shown as a pro forma adjustment reducing retained earnings. Approximately $37.0 million was considered an assumed liability of CH2M by Jacobs for transaction costs paid by Jacobs on CH2M’s behalf. Approximately $5.0 million was related to financing and was capitalized in the historical financial statement amounts.

(2)	Elimination of CH2M’s retained earnings includes the preferred stock dividend declaration impact ($105 million) and its subsequent elimination of the same amount.

(o)	Reflects the purchase accounting adjustment for noncontrolling interests based on the acquisition method of accounting.

8. Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings

(a)	Reflects the pro forma amortization expense for the portion of the investment in unconsolidated subsidiaries’ step-up that relates to amortizing intangible assets.

(b)	Pro forma depreciation expense related to property, equipment and improvements is calculated on a straight-line basis as a result of the fair values recorded in the preliminary purchase accounting estimates used for purposes of the unaudited pro forma condensed combined financial information presented. The depreciation of property and equipment is based on the estimated useful lives of the assets, while the estimated fair value assigned to leasehold improvements is amortized using the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease. See Note 10 for further details on the depreciation lives of the property, equipment and improvements expected to be recognized.

Pro Forma Year Ended September 29, 2017
(dollars in thousands)
Direct costs of contracts:
Depreciation after fair value adjustment	(17,808)

Net adjustment to depreciation expense	$(17,808)

Selling, general and administrative expenses:
Elimination of CH2M’s depreciation on property, equipment and improvements	$42,748
Depreciation after fair value adjustment	(33,842)

Net adjustment to depreciation expense	$8,906

(c)

Reflects the change in stock-based compensation expense due to the equity award replacement and resulting remeasurement of the fair value of stock based compensation as a result of the Merger. Under the terms of the Merger Agreement, certain unvested time based CH2M RSUs and CH2M PSUs were replaced and converted into unvested equity awards of Jacobs common stock. Pro forma stock-based compensation expense relating to these awards of $4.6 million was recognized for the year ended September 29, 2017.

Pro Forma Year Ended September 29, 2017
(dollars in thousands)
RSUs (1)
Reversal of CH2M historical compensation expense	$1,017
Pro forma compensation expense	(1,181)
PSUs (2)
Reversal of CH2M historical compensation expense	$1,546
Pro forma compensation expense	(5,947)

$(4,565)

(1)	For the year ended September 29, 2017, $1.0 million was recognized in CH2M’s historical financial statements for stock based compensation expense relating to one-year vesting RSU awards. For the purpose of the pro forma presentation, this amount is reversed.

(2)	For the year ended September 29, 2017, $1.5 million was recognized in CH2M’s historical financial statements for stock based compensation expense relating to three-year vesting PSU awards. For the purpose of the pro forma presentation, this amount is reversed.

The pro forma stock-based compensation expense amounts have been calculated in accordance with ASC 805 by determining the proportion of each replacement award attributable to post-combination service periods and applying such proportion to the acquisition date fair value of Jacobs’ replacement awards. The resulting post-combination compensation expense is amortized over the remaining life of the awards.

(d)	Represents adjustment to record amortization expense related to other identifiable intangible assets calculated on a straight-line basis as a result of the fair values recorded in purchase accounting. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. See Note 9 for further details on the amortization lives of the intangible assets expected to be recognized.

Pro Forma Year Ended September 29, 2017
(dollars in thousands)
Selling, general and administrative expenses:
Elimination of CH2M’s amortization on intangible assets	$17,958
Amortization after fair value adjustment	(73,315)

Net adjustment to amortization expense	$(55,357)

(e)	Reflects the elimination of transaction related costs incurred by Jacobs and CH2M to consummate the Merger of $25.9 million during the year ended September 29, 2017 as transaction related costs do not have a continuing effect on the combined company.

Pro Forma Year Ended September 29, 2017
(dollars in thousands)
Transaction Costs
Reversal of nonrecurring transaction costs incurred	$25,900

(f)	Reflects estimated incremental interest expense, amortization of debt financing fees, amortization of Jacobs’ backstop revolver facility commitment fees and the elimination of CH2M’s interest expense and amortization of deferred debt financing and commitment fees.

Pro Forma Year Ended September 29, 2017
(dollars in thousands)
Interest expense on anticipated borrowings	$(58,572)
Amortization of debt financing fees	(1,250)
Amortization of Jacobs’ backstop revolver facility commitment fees	(590)
Elimination of CH2M’s historical interest expense and amortization of debt financing fees	34,000

Net adjustment to interest expense	$(26,412)

Interest expense on anticipated borrowings was calculated by using available rates under Jacobs’ credit agreements as of the pro forma balance sheet date. The rate of 2.83% was derived by adding the LIBOR rate at September 29, 2017 of 1.33% to the spread as defined in such credit agreements, taking into account the leverage of the combined company after giving effect to the Merger.

A sensitivity analysis on interest expense for the year ended September 29, 2017 has been performed to assess the effect of a 0.125% change to the hypothetical interest rate on the debt financing.

Pro Forma Year Ended September 29, 2017
(dollars in thousands)
Interest expense assuming:
Increase of 0.125%	$2,965
Decrease of 0.125%	$(2,965)

(g)	Represents adjustment to income tax expense as a result of the tax impact on the pro forma adjustments. The blended statutory tax rate was used to compute the income tax expense related to the unaudited pro forma condensed combined statement of earnings adjustment as follows:

Pro Forma Year Ended September 29, 2017
(dollars in thousands)
Pro forma adjustments before taxes	$(72,729)
Statutory rate	32%

Income tax benefit	$23,273

The blended statutory tax rate is driven by the anticipated geographic mix of taxable earnings for the combined company, driven by statutory tax rates in the U.S. partly offset by the inclusion of taxable earnings from non-U.S. jurisdictions with lower tax rates. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statement of earnings is being presented, and therefore do not consider or contemplate effects of U.S. tax reform legislation enacted on December 22, 2017.

(h)	Reflects the adjustments to weighted average shares outstanding.

Pro Forma Year Ended September 29, 2017
(shares in thousands)
Pro forma basic weighted average shares:
Historical Jacobs weighted average shares outstanding	119,370
Issuance of shares to CH2M common stockholders	20,740
Issuance of Jacobs replacement awards to CH2M equity award holders	173

Pro forma weighted average shares (basic)	140,283

Pro forma diluted weighted average shares:
Historical Jacobs weighted average shares outstanding	120,147
Issuance of shares to CH2M common stockholders	20,740
Issuance of Jacobs replacement awards to CH2M equity award holders	371

Pro forma weighted average shares (diluted)	141,258

9. Intangible Assets and Liabilities

The significant intangible assets and liabilities identified in the preliminary purchase price allocation discussed above include customer relationships, backlog, trade name and lease related intangibles. Jacobs is continuing to evaluate its preliminary purchase accounting and could identify additional intangible assets and/or liabilities as additional information is made available upon completion of the Merger.

The table below indicates the estimated fair value of each of the intangibles that have been identified and the approximate useful lives of each:

	Approximate Fair Value	Estimated Useful Life
	(dollars in thousands)
Customer Relationships/Backlog	$557,000	5-13 years
Trade Name	40,000	3 years
Lease Intangible Assets	5,951	11 years

Intangible Assets	602,951

Lease Intangible liabilities	(9,617)	11 years

	$593,334

Fair value was estimated using inputs primarily from the income approach. The income approach included the use of both the multiple period excess earnings method and the relief from royalties method. The significant assumptions used in estimating fair value includes (i) the estimated life the asset will contribute to cash flows, such as attrition rate of customers or remaining contractual terms, (ii) profitability and (iii) the estimated discount rate the reflects the level of risk associated with receiving future cash flows.

10. Property, Equipment and Improvements

The significant property, equipment and improvements valued in the preliminary purchase price allocation discussed above include land and land improvements, buildings, furniture, fixtures and equipment, computers and office equipment, field equipment and leasehold improvements.

Pro forma depreciation expense related to property, equipment and improvements is calculated on a straight-line basis as a result of the fair values recorded in the preliminary purchase accounting estimates used for purposes of the pro forma financial information presented. The depreciation of property and equipment is based on the estimated useful lives of the assets, while the estimated fair value assigned to leasehold improvements is amortized using the straight-line method over the lesser of the estimated useful life of the asset or the remaining term of the related lease.

The fair value of land was determined using the market approach, which arrives at an indication of value by comparing the site being valued to sites that have been recently acquired in arm’s-length transactions. The market data is then adjusted for any significant differences, to the extent known, between the identified comparable sites and the site being valued. Personal property assets with an active and identifiable secondary market such as field equipment (cranes, heavy equipment, tractors, trailers and vehicles) were valued using the market approach. Buildings and land improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost. Other personal property assets such as furniture, fixtures and equipment were valued using the cost approach which is based on replacement or reproduction costs of the asset less depreciation.

The cost approach is an estimation of fair value developed by estimating the current cost of replacing a property and subtracting any depreciation resulting from one or more of the following factors: physical deterioration, functional obsolescence, and/or economic obsolescence.

Remaining useful life of property, equipment and improvements	Years
Buildings	20-30
Site Improvements	8
Equipment	0.5-10
Leasehold Improvements	11